COUGAR BIOTECHNOLOGY, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) made effective as of December 29, 2006, is by and between Cougar Biotechnology, Inc., a Delaware corporation (the “Company”), and Arie Belldegrun (“Director”).

INTRODUCTION

A. The Company has adopted the 2003 Stock Option Plan (the “Plan”) to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives, including restricted stock, designed to attract, retain and motivate employees.

B. The Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Director is consistent with the stated purposes for which the Plan was adopted.

C. Pursuant to a Stock Option Agreement dated August 24, 2004 with Dr. Arie Belldegrun, a director and Chairman of the Corporation’s Scientific Advisory Board, the Corporation issued to Dr. Belldegrun an option to purchase 38,411 shares of the Corporation’s common stock at an exercise price of $0.39 per share (as adjusted to give effect to the Company’s April 3, 2006 merger and related transactions with SRKP 4, Inc.) (the “Option”);

D. At the time of the grant of the Option, the fair market value of the common stock, as determined by the Board, was $2.60 per share;

E. Section 409A of the Internal Revenue Code, which was enacted in late 2004, provides that options granted with an exercise price less than the fair market value of the common stock on the date of grant are deemed “non-qualified deferred compensation” and are subject to income tax as the option vests, plus a 20% excise tax;

F. Pursuant to IRS transition regulations relating to 409A, taxpayers are allowed to amend such option awards until the end of 2006 to increase the exercise price to the fair market value of the common stock on the date of grant, and further allowed to receive restricted stock as compensation for the increase exercise price applicable to such holder’s option;

G. Pursuant to the transition regulations, the Board believes it is in the best interest of the Corporation to amend the Option to increase the exercise price from $0.39 per share to $2.60 per share, the fair market value of the common stock on the date of grant, and to issue to Dr. Belldegrun 18,864 shares of restricted stock as additional compensation for the increase in exercise price applicable to the Option, such number of shares of restricted stock determined by calculating the aggregate increased exercise price of the Option ($84,888.31) and dividing such amount by the fair market value of the common stock as of the date hereof ($4.50).

AGREEMENT

Now, Therefore, it is agreed as follows:

1. Grant of Stock. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Director Eighteen Thousand Eight Hundred Sixty-Four (18,864) shares of Company’s common stock (the “Shares”). Upon the execution of this Agreement, the Shares shall be registered on the books of the Company, and the Company shall cause the transfer agent and registrar of its common stock to issue a certificate in Director’s name evidencing the Shares (the “Stock Certificate”). Director shall immediately thereafter deposit with the Company, together with a stock power endorsed in blank by Director, the Stock Certificate to be held by the Company until such time as the restrictions set forth herein and under the Plan have lapsed pursuant to paragraph 4 of this Agreement. The Stock Certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions of a Restricted Stock Agreement dated December 29, 2006 entered into between the registered owner and the Company. A copy of the agreement is on file in the office of the secretary of the Company.

2. Rights of Director. Upon the execution of this Agreement and issuance of the Shares, Director shall become a stockholder with respect to the Shares and shall have all of the rights of a stockholder with respect to the Shares, including the right to vote the Shares and to receive all dividends and other distributions paid with respect to the Shares; provided, however, that the Shares shall be subject to the restrictions set forth in paragraph 3 of this Agreement.

3. Restrictions. Director agrees that, in addition to the restrictions set forth in the Plan, at all times prior to the vesting of the Shares as contemplated by paragraph 4 hereof:

(a) Director shall not sell, transfer, pledge, hypothecate or otherwise encumber the Shares; and

(b) If Director’s service to the Company as a director is terminated for any reason whatsoever, or Director violates the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete, however delineated, then, subject to paragraph 4 hereof, Director shall, for no consideration, forfeit and transfer to the Company all of the Shares that remain subject to the restrictions set forth in this paragraph 3.

4. Lapse of Restrictions. The restrictions set forth in paragraph 3 shall lapse on January 2, 2007. Upon request of Director at any time after the date that the restrictions set forth in paragraph 3 of this Agreement have lapsed and the Shares have become vested, free and clear of all restrictions, except as provided in the Plan, the Company shall remove any restrictive notations placed on the books of the Company and the Stock Certificate in connection with such restrictions.

5. Copy of 2003 Stock Option Plan. By the execution of this Agreement, Director acknowledges receipt of a copy of the Plan, the terms of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

6. Administration. This Agreement shall at all times be subject to the terms of the Plan. The Board of Directors of the Company (the “Board”) or, if delegated to a committee of the Board of Directors of the Company under the Plan, the committee (the “Committee”) shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Board or the Committee with respect thereto and to this Agreement shall be final and binding upon Director. In the event of any conflict between the terms of this Agreement and the Plan, the provisions of the Plan shall govern and control.

7. Continuation of Employment. This Agreement shall not confer upon Director, and shall not be construed to confer upon Director, any right to continue to serve as a director of the Company or to employment with the Company for any period of time, and shall not limit the rights of the Company in its sole discretion (absent any other agreements to the contrary).

8. Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in income to Director for federal or state income-tax purposes, Director shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Director fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Director any tax required to be withheld by reason of such resulting compensation income. The Director may have Shares withheld to satisfy the withholding tax obligation pursuant to an election under the Plan.

9. Section 83(b) Election. Director understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Director shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Director understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes without limitation the vesting restrictions set forth in paragraph 4 hereof. “Restriction” with respect to officers, directors and 10% stockholders also means the period during which such officer, director and 10% stockholders could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934 in connection with a sale. Director understands that Director may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. In the event Director files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Director shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service.

DIRECTOR ACKNOWLEDGES THAT IT IS DIRECTOR’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF DIRECTOR REQUESTS THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON DIRECTOR’S BEHALF.

10. Governing Law. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Delaware applicable to contracts executed and to be performed therein.

11. Amendments. This Agreement may be amended only by a written agreement executed by the Company and Director.

12. Entire Agreement. This Agreement embodies the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 11 of this Agreement.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement. Signatures hereto may be delivered by facsimile or other means of electronic transmission, and signatures so delivered shall be valid and binding to the same extent as original signatures.

Signature Page Follows

In Witness Whereof, the parties have executed this Restricted Stock Agreement to be effective as of the date first set forth above.

COUGAR BIOTECHNOLOGY, INC.

By:
Alan H. Auerbach President and Chief Executive Officer

DIRECTOR:

Arie Belldegrun

Signature Page—Restricted Stock Agreement